(KPMG Peat Marwick LLP Letterhead)

March 18, 1997

Securities and Exchange Commission
Washington, DC  20549

Ladies and Gentlemen:

We were previously principal accountants for Queen Sand Resources, Inc. and, under the date of August 30, 1996, except as to the fourth paragraph of note 5, which is as of September 30, 1996, the first paragraph of note 10, which is as of November 6, 1996, the second paragraph of note 10, which is as of November 12, 1996, and the second paragraph of note 5, which is as of November 14, 1996, we reported on the consolidated financial statements of Queen Sand Resources, Inc. and subsidiaries as of June 30, 1996 and 1995 and for the year ended June 30, 1996 and the period from August 9, 1994 (inception) to June 30, 1995. On March 13, 1997, our appointment as principal accountants was terminated. We have read Queen Sand Resources, Inc.'s statements included under item 4 of its Form 8-K dated March 13, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with Queen Sand Resources, Inc.'s statement that the change was approved by the board of directors.

Very truly yours,

KPMG Peat Marwick LLP

/s/ Harvey Zimmermann
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Harvey Zimmermann
Partner